Exhibit 99.1

Ceregene, Inc.

Financial Statements

Years Ended December 31, 2012 and 2011

Report of Independent Auditors

The Board of Directors and Stockholders

Ceregene, Inc.

We have audited the accompanying financial statements of Ceregene, Inc., which comprise the balance sheets as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ceregene, Inc. at December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about its ability to continue as a going concern. Management’s plans as to these matters also are described in Note 1. The 2012 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

San Diego, California

November 20, 2013

CEREGENE, INC.

BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$6,347	$4,310
Prepaid expenses and other assets	125	181

Total current assets	6,472	4,491
Property and equipment, net	19	79

Total assets	$6,491	$4,570

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$754	$1,805
Accrued compensation and benefits	432	429
Deferred revenue	1,000	500

Total current liabilities	2,186	2,734
Other liabilities	—	10
Preferred stock warrant liability	10	8
Series D redeemable convertible preferred stock, $0.001 par value; 99,192,252 shares authorized, 76,387,234 and 32,742,719 shares issued and outstanding at December 31, 2012 and 2011, respectively; liquidation preference of $11,483	11,468	3,806
Series C redeemable convertible preferred stock, $0.001 par value; 51,845,019 shares authorized, 51,845,019 shares issued and outstanding; liquidation preference of $28,100	28,100	28,077
Series B redeemable convertible preferred stock, $0.001 par value; 78,258,183 shares authorized, 78,064,431 shares issued and outstanding; liquidation preference of $32,233	32,304	32,304
Stockholders’ deficit:
Series A convertible preferred stock, $0.001 par value; 6,375,540 shares authorized, 6,375,540 shares issued and outstanding; liquidation preference of $10,456	6	6
Common stock, $0.001 par value; 290,000,000 shares authorized, 2,136,967 and 2,123,938 shares issued and outstanding at December 31, 2012 and 2011, respectively	2	2
Additional paid-in capital	12,774	12,756
Accumulated deficit	(80,359)	(75,133)

Total stockholders’ deficit	(67,577)	(62,369)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$6,491	$4,570

See accompanying Notes to Financial Statements.

CEREGENE, INC.

STATEMENTS OF OPERATIONS

(In thousands)

	December 31,
	2012	2011
Revenues:
Research grants	$954	$1,204

Total revenues	954	1,204
Operating expenses:
Research and development	4,358	7,980
General and administrative	1,796	1,723

Total operating expenses	6,154	9,703

Loss from operations	(5,200)	(8,499)
Interest income (expense), net	16	(27)

Net loss	$(5,184)	$(8,526)

See accompanying Notes to Financial Statements.

CEREGENE, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands)

	Series A Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2010	6,376	$6	1,957	$2	$12,695	$(66,519)	$(53,816)
Stock-based compensation related to consultant options	—	—	—	—	3	—	3
Stock-based compensation related to employee options	—	—	—	—	53	—	53
Accretion of issuance costs related to Series B, C and D preferred stock	—	—	—	—	—	(88)	(88)
Exercise of common stock options	—	—	167	—	5	—	5
Net loss	—	—	—	—	—	(8,526)	(8,526)

Balance as of December 31, 2011	6,376	6	2,124	2	12,756	(75,133)	(62,369)
Stock-based compensation related to consultant options	—	—	—	—	3	—	3
Stock-based compensation related to employee options	—	—	—	—	15	—	15
Accretion of issuance costs related to Series B, C and D preferred stock	—	—	—	—	—	(42)	(42)
Exercise of common stock options	—	—	13	—	—	—	—
Net loss	—	—	—	—	—	(5,184)	(5,184)

Balance as of December 31, 2012	6,376	$6	2,137	$2	$12,774	$(80,359)	$(67,577)

See accompanying Notes to Financial Statements.

CEREGENE, INC.

STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2012	2011
Operating Activities:
Net loss	$(5,184)	$(8,526)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	57	98
Stock-based compensation	18	56
Noncash financing income	2	60
Gain on disposal of property and equipment	1	(18)
Deferred rent	(10)	10
Deferred revenues	500	500
Changes in operating assets and liabilities:
Prepaid expenses and other assets	56	104
Accounts payable and accrued liabilities	(1,052)	784
Accrued compensation and benefits	4	(315)

Net cash used in operating activities	(5,608)	(7,245)
Investing Activities:
Proceeds from sale of property and equipment	2	46

Net cash provided by investing activities	2	46
Financing Activities:
Net proceeds from issuance of preferred stock	7,643	—
Net proceeds from issuance of common stock	—	5

Net cash provided by financing activities	7,643	5

Net increase (decrease) in cash and cash equivalents	2,037	(7,194)
Cash and cash equivalents, beginning of year	4,310	11,504

Cash and cash equivalents, end of year	$6,347	$4,310

See accompanying Notes to Financial Statements.

CEREGENE, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2012

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Ceregene, Inc. (the Company) was incorporated in the state of Delaware in August 2000. The Company is a specialty gene therapy company focused on the acquisition, development and commercialization of innovative gene therapy treatments for neurodegenerative disorders.

The Company has incurred operating losses since its inception and has an accumulated deficit of $80,359,067 at December 31, 2012. As discussed in Note 10 “Subsequent Events,” in April 2013, the Company received results for its clinical trial for Parkinson’s disease indicating that it did not meet the desired endpoints for the study and subsequently engaged in a restructuring that involved the substantial reduction in headcount and facilities. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business and this does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Furthermore, on October 1, 2013, the Company was acquired by Sangamo BioSciences, Inc.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash and other highly liquid investments with original maturities of three months or less from the date of purchase.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in a federally insured financial institution in excess of federally insured limits.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally five years. Leasehold improvements are amortized using the straight-line method over the lesser of the remaining lease term or estimated useful life of five years.

Impairment of Long-Lived Assets

The Company periodically reevaluates the original assumptions and rationale utilized in the establishment of the carrying values and estimated lives of all of its long-lived assets, including property and equipment. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flows in future periods as well as the strategic significance of the asset to the Company’s business objective. The Company has not recognized any impairment losses through December 31, 2012.

Research and Development

Expenditures relating to research and development are expensed as incurred and primarily consist of compensation, clinical trials costs, laboratory supplies, product manufacturing, outside laboratory services, consulting and other fees related to research and development and business development activities, facilities expenses, regulatory activities and development of product candidates.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Valuation allowances are recorded when the realizability of such deferred tax assets is undeterminable. The guidance on accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. During 2012 and 2011, the Company had not recognized interest and penalties in the balance sheets or statements of operations. The Company is subject to taxation in the U.S. and state jurisdictions. As of December 31, 2012, the Company’s tax years beginning 2002 to date are subject to examination by taxing authorities.

Stock-Based Compensation

The Company records stock-based payment transactions with employees based on their fair value and recognizes the fair value as compensation expense over the vesting period in the statements of operations. For the years ended December 31, 2012 and 2011, the Company recorded $15,265 and $53,125 of stock-based compensation related to employees, respectively.

The Company updates annually its forfeiture rate, expected term and volatility assumptions. There was no forfeiture rate applied to stock-based compensation expense in 2012 or 2011 as the impact was immaterial. The weighted-average expected option term for the years ended December 31, 2012 and 2011, reflects the application of the simplified method. The simplified method defines the life as the average of the contractual term of the options and the weighted-average vesting period for all option tranches. Estimated volatility for the years ended December 31, 2012 and 2011 incorporates historical volatility of similar entities whose share prices are publicly available.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes method with the following assumptions:

	Year Ended December 31
	2012	2011
Expected life	5.3–6.1 years	5.3–6.1 years
Interest rate	0.81%–1.00%	1.12%–2.56%
Volatility	110.53%–115.59%	109.81%–113.51%
Dividend yield	0%	0%

The Company accounts for stock-based compensation awards granted to nonemployees by determining the fair value of the stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached or (2) the date at which the counterparty’s performance is complete. The Company recorded $2,560 and $2,872 of stock-based compensation on awards granted to nonemployees for the years ended December 31, 2012 and 2011, respectively.

Revenue Recognition

The Company’s revenue consists of grant revenue from a private foundation. The Company recognizes revenues when all four of the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured.

Upon receipt of milestone payments under the grants, if the Company has no future obligations, it recognizes grant revenue at that time. If a grant has potential repayment provisions, the Company will record the grant payment as a liability until such time as the repayment provisions have lapsed.

Recent Accounting Pronouncements

In 2011, the Financial Accounting Standards Board (FASB) issued guidance on the presentation of comprehensive income or loss. The new guidance eliminates the option to present the components of either comprehensive income or loss as part of the statement of changes in stockholders’ equity. The Company was required to adopt this guidance beginning on January 1, 2012 and it did not have any impact on the financial statements.

In May 2011, the FASB issued authoritative guidance regarding common fair value measurements and disclosure requirements in U.S. generally accepted accounting principles. This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable inputs. In February 2013, the FASB issued an amendment to this guidance, to be effective immediately, to clarify that nonpublic entities are not required to disclose the level of fair value hierarchy for items that are not measured at fair value in the statement of financial position, but for which fair value is disclosed. This guidance was effective immediately. The Company adopted this guidance beginning on January 1, 2012. The adoption of this guidance did not affect the Company’s financial statements.

NOTE 2 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of the Company’s cash and cash equivalents, accounts payable and accrued liabilities approximates their fair value due to their short-term nature. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 – Observable inputs such as quoted prices in active markets;

Level 2 – Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 – Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. The carrying value of the Company’s cash and cash equivalents, accounts payable and accrued liabilities approximates their fair value due to their short-term nature.

The Company’s warrant liability is measured at fair value on a recurring basis, which as of December 31, 2012, is as follows:

		Fair Value Measurements at December 31, 2012, Using
	December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Preferred stock warrant liability(1)	$9,688	$—	$—	$9,688

Total liabilities	$9,688	$—	$—	$9,688

(1)	The Company’s Level 3 financial liabilities consist of a long-term warrant liability related to warrants to purchase preferred stock. All preferred stock warrants are being fair valued utilizing the Black-Scholes option-pricing model.

Liabilities measured at fair value as of December 31, 2011, are as follows:

		Fair Value Measurements at December 31, 2011, Using
	December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Preferred stock warrant liability(1)	$7,750	$—	$—	$7,750

Total liabilities	$7,750	$—	$—	$7,750

(1)	The Company’s Level 3 financial liabilities consist of a long-term warrant liability related to warrants to purchase preferred stock. All preferred stock warrants are being fair valued utilizing the Black-Scholes option pricing model.

The following table provides a reconciliation for all liabilities measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2012 and 2011:

Fair Value Measurements at Reporting Date Using Significant Unobservable Inputs (Level 3)
Balance at December 31, 2010	$643,959
Reclassification of preferred stock right	(696,121)
Changes in fair value recognized in interest income (expense) and other, net	59,912

Fair value at December 31, 2011	7,750
Changes in fair value recognized in interest income (expense) and other, net	1,938

Fair value at December 31, 2012	$9,688

NOTE 3 – BALANCE SHEET DETAILS

Property and Equipment

Property and equipment are as follows:

		December 31
	Useful Lives	2012	2011
Laboratory, computer equipment and software	3–5 years	$1,181,273	$1,182,058
Furniture and office equipment	5 years	261,672	261,672
Leasehold improvements	5 years	270,377	270,377

		1,713,322	1,714,107
Less accumulated depreciation		(1,694,277)	(1,635,113)

		$19,045	$78,994

Total depreciation of property and equipment amounted to $57,147 and $97,615 for the years ended December 31, 2012 and 2011, respectively.

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities are as follows:

	December 31
	2012	2011
Accounts payable and accrued expenses	$439,567	$695,529
Patient clinical studies accruals	313,953	1,109,806

	$753,520	$1,805,335

NOTE 4 – COMMITMENTS

In August 2012, the Company executed a new sublease for its current facilities, extending the lease term to December 31, 2013. Future minimum lease obligations under the new operating lease total $775,224. The terms of the sublease include an early termination right relating to the outcome of the Phase II CERE 120-09 Parkinson’s Disease Clinical Study, which states that, upon the conclusion of the study in 2013, should the study endpoints not be met (as specified in the agreement), the Company has the right to terminate the sublease after June 30, 2013 (see Note 10).

Rent expense under the operating lease agreement for the years ended December 31, 2012 and 2011 was $694,260 for each year.

NOTE 5 – LICENSE AGREEMENTS

The Company has entered into several licensing agreements relating to the development of novel genetic therapeutics for the treatment of neurological disorders, which includes agreements with University of California at San Diego, Genentech, Washington University – St. Louis, The Salk Institute for Biological Studies, NSGene and University of North Carolina. The licensing agreements include provisions for payment of license fees, annual fees, payments upon the achievement of specified milestones, and royalties on net sales of products to the licensor. The agreements also call for annual license fees of $22,000 through the expiration of the patents or upon termination of the agreements. Annual license fees and related legal expenses paid and expensed under these agreements were $255,956 and $301,746 for the years ended December 31, 2012 and 2011, respectively. No milestone payments were due or paid in 2012 or 2011. Depending on the number and type of investigational new drug filings and biological license applications, additional total payments of up to $25,432,750 would be due upon the achievement of future milestones. Royalty payments are due upon the licensing of related products.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Series B Redeemable Convertible Preferred Stock

In August 2004, the Company completed the first offering of its Series B redeemable convertible preferred stock. A total of 38,750,303 shares of Series B preferred stock were issued at $0.4129 per share, for gross proceeds of $16,000,000, including the conversion of a $3.5 million note and accrued interest from a significant stockholder. In July 2005, the Company completed the second offering of its Series B preferred stock. A total of 19,861,035 shares of Series B preferred stock were issued at $0.4129 per share, for gross proceeds of $8,200,621, including the conversion of a $1.75 million note and accrued interest from a significant stockholder. In April 2006, the Company completed the third offering of Series B preferred stock. A total of 19,453,093 shares of Series B preferred stock were issued at $0.4129 per share, for gross proceeds of approximately $8.0 million. The terms and rights of the third offering are consistent with the first and second rounds of Series B preferred stock. Holders of the Series B preferred stock are entitled to receive, as and if declared by the Board of Directors out of legally available funds, noncumulative dividends payable in an amount equal to $0.033 per share (8% of the original purchase price) after any dividends due to Series D and C holders as discussed below, but in priority to the payment of any dividend on the Series A preferred stock or common stock. In the event of liquidation of the Company, the holders of the Series B preferred stock are entitled to a liquidation preference, after the liquidation preference paid to Series D and C holders, but prior to any distribution to the holders of the Series A preferred stock and common stock, equal to the original purchase price plus any declared but unpaid dividends.

At the option of the holder, the Series B preferred shares are convertible into common stock on a one-for-one basis. Each share of Series B preferred stock is entitled to one vote for each share of common stock into which it could be converted.

Series C Redeemable Convertible Preferred Stock

In January 2007, the Company completed an offering of Series C redeemable convertible preferred stock. A total of 51,845,019 shares were issued at $0.542 per share for gross proceeds of approximately $27 million. Of the total shares issued, 1,845,018 were issued in connection with the acquisition of an exclusive license of intellectual property.

The terms of the Series C purchase agreement called for an increase in the number of shares of common stock issuable upon the conversion of Series C preferred stock if the Company did not complete a partnering agreement for CERE-120 for rights outside of North America by March 15, 2007. As the Company did not finalize a partnering agreement satisfying the condition set forth in the Series C purchase agreement on or prior to March 15, 2007, an adjustment was effected to reflect a new effective price per share on an as-converted-to-common-stock basis for all dollars invested under the Series C purchase agreement from a share price of $0.542 to $0.465. As a result of the adjustment, the number of shares of common stock issuable upon the conversion of the Series C preferred stock increased from 51,845,019 to 60,430,554.

Holders of the Series C preferred stock are entitled to receive, as and if declared by the Board of Directors out of legally available funds, noncumulative dividends payable at an annual rate equal to $0.043 per share after any dividends due to Series D holders, as discussed below, but in priority to the payment of any dividend on the Series A or B preferred stock or common stock. In the event of liquidation of the Company, the holders of the Series C preferred stock are entitled to a liquidation preference, after the liquidation preference to Series D holders, but prior to any distribution to the holders of the Series B or Series A preferred stock and common stock, equal to the original purchase price plus any declared but unpaid dividends.

At the option of the holder, the Series C preferred shares are convertible into common stock on a 1.16:1 basis. Each share of Series C preferred stock is entitled to one vote for each share of common stock into which it could be converted.

Series D Redeemable Convertible Preferred Stock

In October 2010, the Company completed the first offering of its Series D redeemable convertible preferred stock. A total of 32,742,719 shares of Series D preferred stock were issued at $0.1169 per share, for gross proceeds of $3,827,624. Holders of the Series D preferred stock are entitled to receive, as and if declared by the Board of Directors out of legally available funds, noncumulative dividends payable in an amount equal to $0.0094 per share (8% of the original purchase price) and in priority to the payment of any dividend on the Series A, B or C preferred stock or common stock. In the event of liquidation of the Company, the holders of the Series D preferred stock are entitled to a liquidation preference prior to any distribution to the holders of the Series A, B or C preferred stock and common stock, equal to the original purchase price plus any declared but unpaid dividends.

In April 2012, the Company completed the second offering of its Series D preferred stock. A total of 43,644,515 shares of Series D preferred stock were issued at $0.1754 per share, for gross proceeds of $7,655,248. The terms and rights of the second offering are consistent with those of the first offering of the Series D preferred stock that was completed in October 2010.

Included in the original terms of the Series D preferred stock agreement was the right to purchase the additional shares in the second closing (Series D-2). The share price for the second closing of the Series D offering is $0.1754 with total authorized shares of 47,000,000. The right will be exercised upon achievement of a milestone test in accordance with the terms and conditions set forth in the purchase agreement. The fair value of the right at issuance of $613,960 was determined using a valuation model that considered the entity’s cost of capital, the estimated time period the rights will be outstanding, consideration received for the instrument with the rights, and the number of shares to be issued to satisfy the rights. The estimated fair value of the right was $634,271 at December 31, 2010. In September 2011, the Company amended the terms of the Series D preferred stock agreement, such that the right was determined to be embedded (rather than freestanding), thereby eliminating the separate accounting treatment. As a result, the fair value of the preferred stock right of $696,121 was reclassified to Series D redeemable convertible preferred stock in 2011.

At the option of the holder, the Series D preferred shares are convertible into common stock on a one-for-one basis. Each share of Series D preferred stock is entitled to one vote for each share of common stock into which it could be converted.

The Series A, B, C and D will be automatically converted upon (i) the closing of an underwritten public offering of shares of common stock of the Company at a pre-money valuation of at least $200 million and resulting gross proceeds to the Company in excess of at least $40,000,000 or (ii) the affirmative vote of sixty percent (60%) of the outstanding shares of Series A, B, C and D preferred stock holders, voting together as a single class. Additionally, any time after the sixth anniversary of the Original Issue Date and on or before the seventh anniversary of the Original Issue Date of the Series D preferred stock, the holders of two-thirds of the then-outstanding Series B, C and D preferred stock, voting together as a single class, may require the Company to redeem all of the outstanding Series B, C and D preferred stock for an amount that would be received by the Series B, C and D preferred stock were the Company to be liquidated. As a result, the Company has accreted issuance costs of $557,633 and $136,552 for the Series B and C preferred stock, respectively, and is accreting $139,500 of issuance costs related to the Series D preferred stock, with $96,971 remaining to accrete at December 31, 2012. The costs are accreted over the period from the issuance date of the preferred stock to the earliest redemption date, which is six years.

Warrants

As of December 31, 2012, the Company has 193,752 warrants for Series B preferred stock outstanding related to a loan agreement that matured in July 2009. The warrants were valued using the Black-Scholes pricing model and were fully expensed over the term of the loan.

The fair value of the warrants for Series B preferred stock is classified as a liability on the balance sheets, as a warrant for redeemable shares must be recorded as a liability even if the share repurchase feature is conditioned on a defined contingency. The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized in the statement of operations. The warrants were valued at $9,688 and $7,750 as of December 31, 2012 and 2011, respectively, using the Black-Scholes pricing model with the following assumptions:

	December 31
	2012	2011
Exercise price	$0.41	$0.41
Fair value of Series B on date of revaluation	$0.090	$0.054
Expected dividend yield	0.0%	0.0%
Risk-free interest rate	0.36%	0.83%
Expected volatility	88.06%	85.97%
Expected life	3.6 years	4.6 years

In August 2004, the Company issued a warrant to purchase 763,000 shares of common stock at an exercise price of $0.06 per share to ANI Pharmaceuticals, Inc. (formerly Cell Genesys) in conjunction with a bridge financing of the Company. The warrant was immediately exercisable and has a ten-year life. The warrant was valued at $30,520 using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 3.47%; dividend yield of zero; expected volatility of 70%; and an expected life of five years. The value of the warrant was expensed over the term of the related financing.

In March 2008, the Company issued a warrant to purchase 300,000 shares of common stock at an exercise price of $0.11 per share to Washington University. The warrants were immediately exercisable and have a five-year life. The warrant was valued at $24,000 using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 2.42%; dividend yield of zero; expected volatility of 99.96%; and an expected life of five years, and was fully expensed on date of issuance.

Stock Options

In March 2008, the Company adopted the Ceregene, Inc. Amended and Restated 2000 Stock Option Plan (the Plan) providing for the purchase of up to 23,917,598 shares of the Company’s common stock. The Plan provides for incentive stock options to be granted to employees at an exercise price of not less than 100% of the fair value of common stock at the grant date as determined by the Board of Directors, unless the optionee is a 10% stockholder, in which case the option price will not be less than 110% of such fair market value. The Plan also provides for nonqualified stock options to be issued to consultants at an exercise price of not less than 85% of the fair value at the grant date. Options granted generally have a maximum term of ten years from grant date, unless the optionee is a 10% stockholder, in which case the options have a maximum term of five years from grant date. Options are exercisable upon vesting unless otherwise designated for early exercise by the Board of Directors at the time of grant, and generally vest over a four-year period, with a 25% cliff vesting after one year and then ratably on a monthly basis for the remaining three years for new employees and ratably on a monthly basis over four years for existing employees. Consultant options typically vest ratably on a monthly basis over the period of one year. As of December 31, 2012, the Plan has 2,483,803 common stock options available for future grant.

	Total Options	Weighted-Average Exercise Price
Balance at December 31, 2010	20,316,634	$0.04
Granted	1,587,875	0.02
Exercised	(166,666)	0.03
Canceled	(2,443,327)	0.04

Balance at December 31, 2011	19,294,516	0.04
Granted	1,104,303	0.02
Exercised	(13,029)	0.02
Canceled	(47,721)	0.02

Balance at December 31, 2012	20,338,069	0.04

	Awards Outstanding and Exercisable		Awards Vested
Exercise Prices	Number of Shares	Weighted-Average Remaining Contractual Life (years)	Number of Shares	Weighted-Average Exercise Price
$0.02	6,040,385	8.62	5,074,942	$0.02
0.03	11,010,571	7.08	10,917,540	0.03
0.06	2,289,613	1.77	2,289,613	0.06
0.11	997,500	5.04	997,500	0.11

	20,338,069		19,279,595

The weighted-average grant-date fair value of options granted during the years ended December 31, 2012 and 2011 was $0.02. As of December 31, 2012, there is $23,328 in total unrecognized compensation costs related to unvested employee stock option agreements, which is expected to be recognized on a straight-line basis over a weighted-average period of 2.2 years.

Shares Reserved For Future Issuance

The following shares of common stock are reserved for future issuance at December 31, 2012:

Conversion of Series A preferred stock	6,375,540
Conversion of Series B preferred stock	78,064,431
Conversion of Series C preferred stock	60,430,554
Conversion of Series D preferred stock	76,387,234
Warrants to purchase common stock or preferred stock	1,256,752
Common stock options granted and outstanding	20,338,069
Common stock options available for grant	2,483,803

245,336,383

NOTE 7 – INCOME TAXES

Significant components of the Company’s deferred tax assets for federal and state income taxes at December 31, 2012 and 2011 are shown below. A valuation allowance has been established, as realization of such deferred tax assets is uncertain.

	2012	2011
Deferred tax assets:
Capitalized research and development	$29,000	$44,000
Deferred revenue	199,000	—
Depreciation and amortization	78,000	76,000
Nonqualified stock options	51,000	50,000
Charitable contributions	28,000	59,000
Other, net	15,000	11,000

Total deferred tax assets	400,000	240,000
Valuation allowance	(400,000)	(240,000)

Net deferred taxes assets	$—	$—

At December 31, 2012, the Company had federal net operating loss carryforwards of approximately $75,308,000 and state net operating loss carryforwards of approximately $57,823,000, which may be available to offset future taxable income for tax purposes. The federal net operating loss carryforwards begin to expire in 2022. The state net operating loss carryforwards begin to expire in 2014. The Company also has federal and state research tax credit carryforwards of approximately $2,910,000 and $1,706,000, respectively. These carryforwards will begin expiring, if unused, in 2021 except as they pertain to California research tax credit carryforwards, which continue indefinitely.

The American Taxpayer Relief Act of 2012 was enacted on January 2, 2013. Included within this legislation was an extension of the research and development credit, which had previously expired on December 31, 2011. The legislation retroactively reinstates and extends the credit from the previous expiration date through December 31, 2013. As the legislation was not enacted until after the close of the year ended December 31, 2012, the impact of the retroactive reinstatement and extension will not be recognized until 2013. If the tax impact of the 2012 federal research and development credit were recognized, there would be no benefit due to the Company’s policy of removing its operating loss and credit carryforwards from its inventory of deferred tax assets pending completion of a 382/383 study.

Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company’s net operating loss and research and development credit carryforwards may be limited in the event a cumulative change in ownership of more than 50% has occurred within a three-year period. To date the Company has not conducted an analysis of its net operating loss and research and development credit carryforwards under Sections 382 and 383 of the Internal Revenue Code. Some of these carryforwards may be limited. Until this analysis has been completed, the Company has removed the deferred tax assets for net operating losses generated through 2012 of $28,974,000 and research and development credits of approximately $3,859,000 from its deferred tax asset schedule, and has recorded a corresponding decrease to its valuation allowance. When this analysis is finalized, the Company plans to update its unrecognized tax benefits accordingly. The Company does not expect this analysis to be completed within the next 12 months and, as a result, the Company does not expect that the unrecognized tax benefits will change within 12 months of this reporting date. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact the Company’s effective tax rate.

The Company accounts for income taxes in accordance with FASB Accounting Standards Codification (ASC) 740, Income Taxes (ASC 740), which addresses accounting for the uncertainty in income taxes. The accounting guidance on accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken, or expected to be taken, on a tax return. The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount) that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained. On the date of adoption, the Company recorded a liability for $88,489 related to an uncertain tax position and such liability remains on the balance sheet as of December 31, 2012. Such uncertain tax position is expected to reverse within the next 12 months due to the expiration of a statute of limitation.

NOTE 8 – AGREEMENTS WITH THE MICHAEL J. FOX FOUNDATION

On June 1, 2009, the Company entered into a grant agreement with the Michael J. Fox Foundation (MJFF) that provided funding to the Company in the amount of $407,718 to support ongoing long-term follow-up/observation visits for Phase II Parkinson’s disease patients. Under the terms of the agreement, MJFF made payments to the Company from May 2011 to November 2012, as the Company met certain milestones. As a result of the completed milestones and given there were no further performance obligations, the Company recognized revenue of $203,859 and $203,859 for the years ended December 31, 2012 and 2011, respectively.

On May 20, 2010, the Company entered into another grant agreement with MJFF in the amount of $2.5 million to support the Company’s new Phase II Clinical Study of CERE-120 for Parkinson’s disease. The funding was awarded as part of the MJFF 2010 LEAPS (Linked Efforts to Accelerate Parkinson’s Solutions) program. Under the terms of the agreement, MJFF paid the Company a total of $2.5 million over a two-year period as payment for meeting certain milestones and deliverables related to the Phase II Clinical Study. The agreement requires the Company to make certain royalty payments based on annual net sales of CERE-120 products. As a result of the completed milestones and given there are no further performance obligations, the Company recognized revenue of $750,000 and $1 million for the years ended December 31, 2012 and 2011, respectively, under this grant.

On July 12, 2011, the Company entered into an agreement with MJFF for supplemental funding in the amount of $1 million to support the Company’s Phase II CERE 120-190 Parkinson’s disease Clinical Study. The supplemental funding requires repayment of the full amount upon the Company’s receipt of new investment funds (excluding any funding relating to the Series D preferred offering) and/or cash received as a result of partnering, licensing or sale of patent rights relating to the gene therapy product, Neurturin. As a result, the Company has recorded two payments of $500,000 each received in 2011 and 2012 as deferred revenue, which totals $1 million in deferred revenue as of December 31, 2012.

NOTE 9 – 401(k) PLAN

The Company sponsors an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Participating employees may defer up to the Internal Revenue Service annual contribution limit. Additionally, the Company may elect to make matching contributions into the savings plan at its sole discretion. Matching contributions made by the Company were $14,480 and $17,289 for the years ended December 31, 2012 and 2011, respectively.

NOTE 10 – SUBSEQUENT EVENTS

In April 2013, the Company obtained the results from its double-blind, randomized, controlled Phase IIb Clinical Study of CERE-120 (AAV-neurturin), a gene therapy product designed to deliver the neurotrophic factor, Neurturin, for Parkinson’s disease. The trial did not demonstrate statistically significant efficacy on the primary endpoint. As a result, in May 2013, the Company engaged in a restructuring that involved the reduction of staff, and in August 2013, the closure of its physical site location and termination of its lease. On October 1, 2013, the Company closed a merger agreement with Sangamo BioSciences, Inc. (Sangamo). Under the terms of the agreement, Sangamo issued 100,000 shares of common stock to the stockholders of Ceregene. In addition, Sangamo agreed to make contingent earn-out payments to the stockholders of Ceregene based upon revenues generated from license or sales transaction of certain existing products of Ceregene. The Company will provide Sangamo with a large number of pending or in-licensed patents that include patent families covering the AAV vector platform and manufacturing methods, therapeutic transgenes, and technology for direct administration of AAV to the brain. Sangamo will also have access to the Company’s GMP master cell banks, materials and documented AAV GMP manufacturing processes, as well as a database of preclinical efficacy and toxicology studies and other documentation supporting Ceregene’s investigational new drug (IND) applications.

The Company has evaluated subsequent events through November 20, 2013, the date the financial statements were available to be issued.